Exhibit 99.2

August 17, 2009

FOR IMMEDIATE RELEASE

Contacts:

ANALYSTS		MEDIA
Tamera Gjesdal	Daryl Bible	Cynthia Williams
Senior Vice President	Sr. Exec. Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Corporate Communications
(336) 733-3058	(336) 733-3031	(336) 733-1478

BB&T announces $750 million common stock offering

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) announced today that it has commenced a public offering of $750 million of its common stock for sale to the public. The underwriters in the offering will have a 30-day option to purchase up to an additional 15% of the offered amount of common stock from the company to cover over-allotments, if any. Credit Suisse (USA) Securities LLC and Deutsche Bank Securities will act as joint bookrunning managers for the offering, which will be co-managed by BB&T Capital Markets.

Proceeds from the sale of the offering will qualify as tangible common equity and Tier 1 regulatory capital. The Company intends to use the proceeds of this offering for general corporate purposes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A written prospectus for this offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from Credit Suisse (USA) Securities LLC, One Madison Avenue, 1B, New York, NY 10010-3629, or by telephone toll free at 1-800-221-1037 or Deutsche Bank Securities, Harborside Financial Center, 100 Plaza One, Jersey City, NJ 07311-3988, or by telephone toll free at 1-800-503-4611, or by email at prospectusrequest@list.db.com, or from a Deutsche Bank Securities Sales Representative.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Please refer to BB&T’s filings with the SEC for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this press release.

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At June 30, BB&T had $152.4 billion in assets and operated over 1,500 banking offices in the Carolinas, Virginia, West Virginia, Kentucky, Georgia, Maryland, Tennessee, Florida, Alabama, Indiana and Washington, D.C. BB&T’s common stock is traded on the New York Stock Exchange under the trading symbol BBT.

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